Exhibit 2.7

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of May 4, 2020, by and among Crush Capital, Inc., a Delaware corporation (the “Company”), and the Todd Goldberg and Darren Marble (each, a “Key Holder” and collectively, the “Key Holders”).

In consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Agreement to Vote. Each Key Holder hereby agrees on behalf of itself and any transferee or assignee of any such shares of the Company’s capital stock owned beneficially or of record by such Key Holder, to hold all such shares and any other securities of the Company subsequently acquired by such Key Holder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Key Holder Shares”) subject to, and to vote the Key Holder Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement.

2.  Voting Provisions Relating to the Board.

2.1  Board Size. Each Key Holder shall vote, or cause to be voted, at a regular or special meeting of stockholders (or by written consent) all Key Holder Shares owned by such Key Holder (or as to which such Key Holder has voting power) to ensure that the size of the Board of Directors (the “Board”) shall be set and remain at three (3) directors, unless a greater number is mutually agreed by the Key Holders.

2.2  Election of Directors.

(a) In any election of directors of the Company to elect directors, the Key Holders shall each vote at any regular or special meeting of stockholders (or by written consent) all Key Holder Shares then owned by them (or as to which they then have voting power) to elect the following persons as directors:

(i) One (1) director designated by Todd Goldberg, which initially shall be Todd Goldberg;

(ii) One (1) director designated by Darren Marble, which initially shall be Darren Marble; and

(iii) One (1) director selected as follows:

1. If any person has a contractual right to designate a director (e.g. an investor or a series of preferred stock), then such person shall be elected; or

2. If no person has any such right, then a director designated by mutual agreement of the Key Holders; or

3. If the Key Holders are unable to agree to such director, then a director designated by Walter Cruttenden, if he remains engaged as an advisor to the Company; or

4. If Walter Cruttenden is no longer engaged as an advisor to the Company, or if he is unwilling to designate such director, or if he does not do so within 30 days after written request by either of the Key Holders, then a director designated by a vote or written consent of the majority of shares of Series A Preferred stock then outstanding.

(b) In the absence of any nomination from the persons with the right to nominate a director as specified above, the director or directors previously nominated by such persons and then serving shall be reelected if still eligible to serve as provided herein.

(c) To the extent that the application of subsection 2.2(a) above shall result in the designation of less than all of the authorized directors, then any remaining directors shall be nominated and elected in accordance with 2.2(a)(iii).

2.3  Removal; Vacancies. Any director of the Company may be removed from the Board in the manner allowed by law and the COI and Bylaws, but with respect to any director nominated pursuant to subsection 2.2(a) above, only upon the vote or written consent of the person(s) entitled to nominate such director. Notwithstanding the foregoing, a director elected pursuant to Section 2.2(a)(iii)(3) may be removed by either Walter Cruttenden (if he remains engaged as an advisor to the Company) or by mutual agreement of the Key Holders, and a director elected pursuant to Section 2.2(a)(iii)(4) may be removed by either the vote or written consent of the majority of shares of Series A Preferred stock then outstanding or by mutual agreement of the Key Holders. Any vacancy created by the resignation, removal, or death of a director elected pursuant to Section 2.2 above shall be filled pursuant to the provisions of Section 2.2.

2.4  Each Key Holders agrees to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

3.  Vote to Increase Authorized Common Stock. Each Key Holder agrees to vote or cause to be voted all Key Holder Shares owned beneficially or of record by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time and for the exercise of all warrants, options, and similar securities outstanding at any given time.

4.  Voting on All Other Matters.

4.1  On any other matter on which the shares of Voting Common Stock are entitled to vote, each Key Holder agrees to vote or cause to be voted all Key Holder Shares owned beneficially or of record by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in the following manner:

(a) As determined by mutual agreement of the Key Holders; or

(b) If the Key Holders are unable to reach mutual agreement on such matter, then as determined by Walter Cruttenden, if he remains engaged as an advisor to the Company; or

(c) If Walter Cruttenden is no longer engaged as an advisor to the Company, or if he is unwilling to determine such matter, or if he does not do so within 30 days after written request by either of the Key Holders, then a as determined by a vote or written consent of the majority of shares of Series A Preferred stock then outstanding.

5.  Share Certificates. Each certificate representing any Key Holder Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

6.  No Liability for Election of Recommended Directors. Neither any party to this Agreement, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

7.  Remedies.

7.1  Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

7.2  Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.  Execution by the Company. The Company agrees that it will cause the certificates evidencing the Key Holder Shares issued after the date hereof to bear the legend required by Section 5 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The parties agree that the failure to cause the certificates evidencing the Key Holder Shares to bear the legend required by Section 5 hereof and/or failure of the Company to supply, free of charge, a copy of this Agreement, as provided under this Section 8, shall not affect the validity or enforcement of this Agreement.

9.  Miscellaneous.

9.1  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; or if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 9.1).

9.2  Term. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (a) the closing of the sale of shares of the Company’s Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of net proceeds to the Company at a price per share of not less than three (3) times the then-effective Series A Conversion Price (as defined in the COI), or (b) the consummation of a Deemed Liquidation Event (as defined in the COI).

9.3  Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

9.4  Amendments and Waivers. Any term hereof may be amended, and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and both of the Key Holders. Any amendment or waiver so effected shall be binding upon all the parties hereto and all parties’ respective successors and permitted assigns, whether or not any such party, successor or assign entered into or approved such amendment or waiver.

9.5  Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 5.

9.6  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.7  Binding Effect on Transferees, Heirs, Successors and Assigns. In addition to any restriction on transfer that may be imposed by any other agreement by which any party hereto may be bound, this Agreement shall be binding upon the parties, their respective transferees, heirs, successors and assigns; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered to the Company in advance an Adoption Agreement substantially in a form required by the Company (the “Adoption Agreement”). The Company shall not record any transfer of Key Holder Shares on its books or issue a new certificate representing any such Key Holder Shares unless and until such transferee shall have complied with the terms of this Section 9.7. Upon the execution and delivery of an Adoption Agreement by a transferee reasonably acceptable to the Company, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages hereto and shall be deemed to be a Key Holder. By its execution hereof or of any Adoption Agreement, each of the Key Holders appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective transferees, heirs, successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.8  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

9.9  Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and thereof, and supersedes all other agreements of the parties relating to the subject matter hereof and thereof.

9.10  Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, email, or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.11  Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.12  Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

9.13  Aggregation. All Shares held or acquired by a Key Holder and/or his affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

9.14  Spousal Consent. If any individual Key Holder is married on the date of this Agreement, such Key Holder’s spouse shall execute and deliver to the Company a Consent of Spouse in the form attached hereto as Exhibit A (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such Consent of Spouse shall not be deemed to confer or convey to the spouse any rights in such Key Holder’s Key Holder Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Key Holder should marry or remarry subsequent to the date of this Agreement, such Key Holder shall within thirty (30) days thereafter obtain his or her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions an obligations contained in this Agreement and agreeing and consenting to the same.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CRUSH CAPITAL INC.

/s/ Todd Goldberg
By: Todd Goldberg
Its: Co-CEO

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KEY HOLDER:

/s/ Todd Goldberg
TODD GOLDBERG

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KEY HOLDER:

/s/ Darren Marble
DARREN MARBLE

EXHIBIT A

CONSENT OF SPOUSE

I, [Dara Marble], spouse of [Darren Marble], acknowledge that I have read the Voting Agreement, dated as of May 4, 2020, to which this Consent of Spouse is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of Company (as defined in the Agreement) that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent of Spouse. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Date:	5/8/2020	/s/ Dara Marble
[Name of Key Holder’s Spouse]

EXHIBIT A

CONSENT OF SPOUSE

I, [Anais Goldberg], spouse of [Todd Goldberg], acknowledge that I have read the Voting Agreement, dated as of May 4, 2020, to which this Consent of Spouse is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of Company (as defined in the Agreement) that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent of Spouse. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Date:	5/8/2020	/s/ Anais Goldberg
[Name of Key Holder’s Spouse]

11